DEMAND NOTE
                                   -----------


U.S. $1,162,000                New York, New York               October 31, 1997


For value received, SIVAN COMPUTERS TRAINING CENTER (1994) LTD., a corporation organized under the laws of the State of Israel, with an address at 26 Yehudit Street, Tel-Aviv, Israel ("Maker"), promises to pay to MASHOV COMPUTERS MARKETING LTD., a corporation organized under the laws of the State of Israel ("Original Payee"), or order, c/o Mashov Computers Marketing Ltd., 5 HaPlada Street, Or-Yehuda, Israel, 60218 or at such other place as may be designated in writing by Payee, the principal sum of ONE MILLION, ONE HUNDRED SIXTY TWO THOUSAND DOLLARS ($1,162,000), in lawful money of the United States of America, with interest thereon from the date hereof at the rate described herein to, but not including, the date this Note is paid in full, such principal and interest to be payable in the manner described herein:

     1. Definitions. The following terms, whenever used in this Note, shall have the respective meanings set forth below:

     Business Day shall mean any day on which the New York Stock Exchange is open for business.

     Default Rate shall have the meaning set forth in Paragraph 7 hereof.

     Event of Default shall have the meaning set forth in Paragraph 6 hereof.

     Maker shall have the meaning set forth in the Preamble hereto, and shall include any successors thereto.

     Note shall mean this Note, as the same may be amended from time to time.

     Original Payee shall have the meaning set forth in the Preamble hereto.

     Payee shall mean Original Payee and such corporation's successors in interest and permitted assigns as holder of this Note.






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     Person shall mean any individual, corporation,  partnership, joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
government or any agency or political subdivision thereof.

     Principal Indebtedness shall mean the principal amount outstanding from time to time under this Note.

     2. Interest Rate. Maker shall pay interest on the Principal Indebtedness and on the accrued but unpaid interest thereon which is not paid when due and is thus deemed to be an advance hereunder at a rate of 5.65 percent per annum, compounded monthly.

     3. Payment of Interest. Maker shall pay to Payee in arrears, on each quarterly anniversary of the date hereof, except that if such date is not a Business Day, then on the next succeeding Business Day, interest for the previous quarter thereof on the Principal Indebtedness, except that such interest shall be considered an advance hereunder if not paid when due. Maker shall make all payments under this Note to Payee at the address of Payee set forth above, or at such other place as the holder of this Note may from time to time designate, in legal tender of the United States of America, in immediately available funds. Maker acknowledges that there shall be no statutory limitation on the rate of interest payable on this Note as permitted by 6 Del. Code ss. 2301(c).

     4. Payment of Principal Indebtedness. The Principal Indebtedness, together with all accrued and unpaid interest thereon and any other sums due hereunder, shall be immediately due and payable on the demand of Payee, such demand to be made in accordance with Section 8 hereof.

     5. Restriction on Transfer of the Note. So long as Maker is a majority-owned subsidiary of Mentortech Inc., a Delaware corporation, with principal offices at 462 Seventh Avenue, New York, New York, 10018 ("Mentortech"), Original Payee shall not transfer record ownership of this Note to any Person. If Maker ceases to be a majority-owned subsidiary of Mentortech, then there shall be no restrictions on the transfer or negotiability of this Note.

     6. Default; Acceleration of Maturity. Upon the occurrence of any of the following events (each, an "Event of Default"), at the option of Payee, the Principal Indebtedness and accrued and unpaid interest thereon, or any portion of the Principal Indebtedness and interest thereon as Payee shall demand, shall become due and payable upon notice to Maker, such notice to be made in accordance with Section 8 hereof:

          (i) failure of the Maker to punctually pay the Principal Indebtedness payable under this Note in accordance with Section 7 hereof;




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          (ii) the entry of a decree or order for relief in respect of the Maker in any involuntary case under the Israeli, or U.S. federal, bankruptcy laws or any other applicable Israeli, or U.S. federal or state, bankruptcy, insolvency, moratorium or other similar law, or appointing a receiver,
     liquidator,   assignee,   custodian,   trustee,  sequestrator  (or  similar
     official) of the Maker for any substantial part of the Maker's property, or ordering the winding-up or liquidation of the Maker's affairs; or

          (iii) the commencement by the Maker of a voluntary case under Israeli, or U.S. federal or state, bankruptcy laws, or any other applicable Israeli, or U.S. federal or state, bankruptcy, insolvency, moratorium or other similar laws, or the consent of the Maker to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of the Maker's property, or the making by the Maker of any assignment for the benefit of creditors, or the Maker's failure generally to pay the Maker's debts as such debts become due, or the taking of action by the Maker in furtherance of any of the foregoing;

          (iv) the dissolution or liquidation of Maker.

Failure to exercise the foregoing option upon the occurrence of an Event of Default shall not constitute a waiver of the default or of the right to exercise such option at a later time so long as such Event of Default remains uncured, or a waiver of the right to exercise such option in the event of the occurrence of any similar Event of Default or upon the occurrence of any other Event of Default whatsoever.

     7. Interest and Costs Following Default. If Maker shall fail to pay the Principal Indebtedness required to be paid under this Note within five days after the date on which the same shall first become due and payable, interest shall accrue thereon from the date on which such payment shall have first become due and payable to the date when such amount shall be paid, at an annual rate (the "Default Rate") equal to 5.65 percent per annum, compounded monthly, and payable in accordance with Section 3 hereof.

     If an Event of Default shall have occurred, and for so long as an Event of Default shall be continuing, Payee may, at its option and irrespective of whether or not Payee shall declare the Principal Indebtedness due and payable, increase the annual rate of interest payable on the Principal Indebtedness and interest to the Default Rate.

     Notwithstanding anything to the contrary contained herein, Maker's obligations hereunder are subject to the limitation that payments of interest shall not be required to the extent that the receipt by Payee of any interest payment would contravene any law applicable to the maximum rate of interest which Payee may charge or collect.



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     8.  Notices.  Except as  otherwise  provided  in this  Note,  all  notices, requests, claims, demands, waivers and other communications under this Note shall be made in writing at the addresses of Maker and Original Payee as set forth in the Preamble of this Note, such notice made to the attention of Chief Financial Officer of the respective parties hereto. Any notice hereunder shall be effective when delivered in person or by facsimile transmission, or seven Business Days after being mailed by certified or registered mail, postage prepaid, return receipt requested.

     9. Expenses of Payee. Maker, upon demand, shall reimburse Payee for all costs and expenses (including but not limited to reasonable counsel fees, costs and disbursements) paid or incurred by Payee in connection with any amount in default under this Note or enforcement of any obligation with respect to which Maker shall be in default under this Note or the protection of the rights of Payee hereunder or any litigation or dispute in which Payee becomes a party or otherwise becomes involved which relates to the rights of Payee under this Note.

     10. Waiver. Except as provided herein, Maker hereby forever waives demand for payment, notice of dishonor, protest and notice of protest and all other notices now or hereafter provided by law, and any and all lack of diligence or delay in collection or enforcement hereof.

     11. Modifications. This Note may not be changed or terminated orally, but only by an agreement in writing signed by both Maker and Payee.

     12. Governing Law. The provisions of this note shall be construed in accordance with and governed by the internal laws of the State of Israel (without reference to its rules as to conflicts of laws).

     13. Bind and Inure. The provisions of this Note shall bind and inure to the benefit of Maker and Payee and their respective successors and permitted assigns.

     14. Non-Recourse. The officers and directors, directly or indirectly, of Maker shall have no personal liability hereunder. Payee acknowledges and agrees by accepting this Note that Payee shall have no recourse whatsoever against any of the officers and directors, directly or indirectly, of Maker with respect to any obligations of Maker under or in connection with this Note and that Payee's sole recourse hereunder shall be against Maker and its assets.

     15. Counterparts. This Note may be executed in one or more counterparts but all such separate counterparts shall constitute but one and the same instrument, provided that, although executed in counterparts, the executed signature pages of each such counterpart may be affixed to a single copy of this Note which shall constitute an original.



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                                    SIVAN COMPUTERS TRAINING CENTER (1994) LTD.


                                    By: /s/Roy Machnes
                                        --------------
                                        Print Name: Roy Machnes
                                        Title: Chairman


AGREED AND ACCEPTED:

MASHOV COMPUTERS MARKETING LTD.



     By: /s/Elan Penn
         ------------
         Print Name:  Elan Penn
         Title:  V.P. Finance



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